Main Place Funding, LLC
(A Subsidiary of Bank of America Corporation)
Financial Statements
For the Years Ended December 31, 2008 and 2007

Main Place Funding, LLC
Index
December 31, 2008 and 2007
--------------------------------------------------------------------------------

                                                                         Page(s)

Report of Independent Auditors...............................................1

Financial Statements

Balance Sheet as of December 31, 2008 and 2007...............................2

Statement of Income for the Years Ended
  December 31, 2008 and 2007.................................................3

Statement of Changes in Member's Equity for the Years Ended
  December 31, 2008 and 2007.................................................4

Statement of Cash Flows for the Years Ended
  December 31, 2008 and 2007.................................................5

Notes to Financial Statements...............................................6-12

                         Report of Independent Auditors

To the Member of Main Place Funding, LLC:

In our opinion, the accompanying balance sheets and the related statements of income, statements of changes in member's equity and statements of cash flows present fairly, in all material respects, the financial position of Main Place Funding, LLC (the "Company") at December 31, 2008, and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
March 26, 2009

Main Place Funding, LLC
Balance Sheet
As of December 31, 2008 and 2007
--------------------------------------------------------------------------------

(in thousands of dollars)                        December 31,  December 31,
                                                     2008          2007
Assets
Cash and cash equivalents                         $ 1,077,643   $ 1,159,406
Derivative assets                                       4,024         3,794
Interest receivable                                         -           453
Accounts receivable from customer                         109           172
                                                  -----------   -----------
        Total assets                              $ 1,081,776   $ 1,163,825
                                                  ===========   ===========
Liabilities
Accrued expenses due to affiliates                $    13,772   $   106,572
Derivative liabilities                                  3,759         2,854
Other liabilities                                         107           269
                                                  -----------   -----------
        Total liabilities                              17,638       109,695
                                                  -----------   -----------
Member's Equity
Contributed equity                                  1,000,338     1,000,338
Undistributed income                                   63,800        53,792
                                                  -----------   -----------
        Total member's equity                       1,064,138     1,054,130
                                                  -----------   -----------
        Total liabilities and member's equity     $ 1,081,776   $ 1,163,825
                                                  ===========   ===========

   The accompanying notes are an integral part of these financial statements.

Main Place Funding, LLC
Statement of Income
For the Years Ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

(in thousands of dollars)                            Year Ended December 31,
                                                        2008           2007
Income
Interest on time deposits placed                     $ 18,485     $ 255,794
Trading losses and fees                                  (271)         (239)
                                                     --------     ---------
        Total income                                   18,214       255,555
                                                     --------     ---------
Expenses
Other general and operating expenses                      252           212
                                                     --------     ---------
        Total expenses                                    252           212
                                                     --------     ---------
Income before income taxes                             17,962       255,343
Income tax expense                                      7,954        85,142
                                                     ========     =========
        Net income                                   $ 10,008     $ 170,201
                                                     ========     =========

   The accompanying notes are an integral part of these financial statements.

Main Place Funding, LLC
Statement of Changes in Member's Equity
For the Years Ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

(in thousands of dollars)                                              Total         Compre-
                                       Contributed  Undistributed     Member's       hensive
                                          Equity        Income         Equity        Income

Balances on December 31, 2006          $ 4,770,338   $ 2,530,311   $  7,300,649
Net income                                       -       170,201        170,201    $  170,201
                                                                                   ----------
Comprehensive income                                                               $  170,201
                                                                                   ==========
Equity distribution and Cash
 dividends paid                         (3,770,000)   (2,646,720)    (6,416,720)
                                       -----------   -----------   ------------
Balances on December 31, 2007            1,000,338        53,792      1,054,130
Net income                                       -        10,008         10,008    $   10,008
                                                                                   ----------
Comprehensive income                                                          -    $   10,008
                                       -----------   -----------   ------------    ==========
Balances on December 31, 2008          $ 1,000,338   $    63,800   $  1,064,138
                                       ===========   ===========   ============

   The accompanying notes are an integral part of these financial statements.

Main Place Funding, LLC
Statement of Cash Flows
For the Years Ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

(in thousands of dollars)                                 Year Ended December 31,
                                                            2008           2007
Operating Activities
Net income                                             $    10,008    $   170,201
Reconciliation of net income to cash from
 operating activities
  Net (increase)/decrease in derivative assets                (230)         3,367
  Net decrease/(increase) in interest receivable               453         31,645
  Net decrease/(increase) in accounts receivable                63             48
   from customer
  Net (decrease)/increase in accrued expenses due          (92,800)        (9,788)
   to affiliates
  Net increase/(decrease) in derivative liabilities            905         (2,533)
  Net (decrease)/increase in other liabilities                (162)            26
                                                       -----------    -----------
        Net cash used in/provided by operating activities  (81,763)       192,966
                                                       -----------    -----------
Financing Activities
Capital distribution to corporation                              -     (3,770,000)
Cash dividend paid                                               -     (2,646,720)
                                                       -----------    -----------
        Net cash used in financing activities                    -     (6,416,720)
                                                       -----------    -----------
Net (decrease)/increase in cash and cash equivalents       (81,763)    (6,223,754)
Cash and cash equivalents at beginning of period         1,159,406      7,383,160
                                                       -----------    -----------
Cash and cash equivalents at end of period             $ 1,077,643    $ 1,159,406
                                                       ===========    ===========

   The accompanying notes are an integral part of these financial statements.

Main Place Funding, LLC
Notes to Financial Statements
For the Years Ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

1.   Description of Business

     Main Place Funding, LLC ("Main Place"), a Delaware limited liability company, is a wholly owned subsidiary of Bank of America, N.A. (the "Parent"), which is a wholly owned indirect subsidiary of Bank of America Corporation (the "Corporation").

     Main Place was established originally as a Maryland real estate investment trust to consolidate the acquisition, holding and management of certain closed-end residential mortgage loans owned by certain affiliates of the Corporation. In August 2002, Main Place Trust, a Delaware business trust, was liquidated into the Parent. The Parent holds a 100 percent membership interest in Main Place. Main Place is also considered a single-member LLC under current tax law.

     On October 21, 2002, Main Place adopted an Amended and Restated Limited Liability Company Agreement which removed certain restrictions on the business activities of Main Place permitting it to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware.

     Main Place operates a business of entering into financial warranty agreements in favor of third parties for a fee. As of December 31, 2008, Main Place was a party to three financial warranty agreements with third-party trusts. These trusts are open-ended diversified, registered investment companies. Under the terms of these warranty agreements, Main Place provides financial warranties in order to ensure that the trusts are able to redeem all of the outstanding shares of specified series on the warranty maturity dates for an amount at least equal to an aggregate protected amount. For each of the agreements entered into by Main Place with a third party, Main Place has also entered into a financial warranty agreement with the Parent. Under the terms of these agreements, the Parent provides financial warranties in favor of Main Place corresponding to Main Place's obligations under the financial warranties with the third parties.

     On December 9, 2008, the Company terminated its registration under Section 12(g) of the Securities Exchange Act of 1934 as there is no legal, regulatory, or contractual requirement for the Company to remain a Securities and Exchange Commission registrant.

2.   Summary of Significant Accounting Policies

     Basis of Presentation
     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States for annual financial information. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from these estimates. Significant estimates made by management are discussed in these footnotes as applicable. Accounting policies followed in the presentation of annual financial results are presented in Note 2 of this report.

     On July 13, 2006, the FASB released FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" (FIN 48). FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. Main Place adopted FIN 48 on January 1, 2007. The adoption of FIN 48 had no impact on the Main Place's financial condition and results of operations.

Main Place Funding, LLC
Notes to Financial Statements
For the Years Ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

     Effective January 1, 2007, Main Place adopted Statement of Financial Accounting Standards (SFAS) No. 157, "Fair Value Measurements" (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States
     (GAAP) and enhances disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The adoption of SFAS 157 did not have significant impact on Main Place's financial condition and results of operation, as the derivative assets and liabilities in Main Place are already recorded at fair value, with changes in fair value recorded in earnings. For additional information on the fair value of certain financial assets and liabilities, see Note 6 of the Financial Statements.

     On March 19, 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" (SFAS 161) which requires expanded qualitative, quantitative and credit-risk disclosures about derivatives and hedging activities and their effects on financial position, financial performance and cash flows. SFAS 161 is effective for the Company for the year beginning on January 1, 2009. The adoption of SFAS 161 is not expected to have a significant impact on the Company's disclosures.

     Cash and Cash Equivalents
     Cash and cash equivalents includes cash on hand, amounts due from affiliated banks and investments in time deposits with an original maturity of less than 90 days.

     Derivatives
     All derivatives are recognized on the balance sheet at estimated fair value and changes in fair value are recorded in the statement of income within trading losses and fees. For additional information on derivatives, see
     Note 3 - Derivatives - Financial Warranty Agreements.

     Income Taxes
     Main Place is classified as a single-member LLC and, as such, is disregarded as an entity separate from its owners for income tax purposes. The predominant practice for single-member LLCs is to provide for income taxes in their separate financial statements. The accompanying financial statements include an income tax provision for the years ended December 31, 2008 and 2007. For additional information on income taxes, see Note 5 - Income Taxes.

     Main Place accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" (SFAS 109) as interpreted by FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" (FIN 48), resulting in two components of income tax expense: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the current period. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. These gross deferred tax assets and liabilities represent decreases or increases in taxes expected to be paid in the future because of future reversals of temporary differences in the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements.

     Under FIN 48, income tax benefits are recognized and measured based upon a two-step model: 1) a tax position must be more likely-than-not to be sustained based solely on its technical merits in order to be recognized, and 2) the benefit is measured as the largest dollar amount of that position that is more-likely-than-not to be sustained upon settlement. The difference between the benefit recognized for a position in accordance with this FIN 48 model and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit (UTB). The Company accrues income-tax-related interest and penalties (if applicable) within income tax expense. For additional information on income taxes, see Note 5 - Income Taxes.

Main Place Funding, LLC
Notes to Financial Statements
For the Years Ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

     Main Place's operating results are included in the consolidated federal income tax return of the Corporation and various state returns of the Corporation and/or affiliates. The method of allocating federal income tax expense is determined under a tax allocation agreement between the Company and the Corporation. This allocation agreement specifies that income tax expense will be computed for all subsidiaries on a separate company method, taking into account tax planning strategies and the tax position of the consolidated group.

3.   Derivatives - Financial Warranty Agreements

     Main Place is in the business of entering into financial warranty agreements with third parties. As of December 31, 2008, Main Place was a party to three financial warranty agreements with third party trusts. The aggregate net asset value of outstanding shares subject to these financial warranty agreements was $148.9 million and $255.8 million at December 31, 2008 and December 31, 2007, respectively. For each of the agreements entered into by Main Place with a third party, Main Place has also entered into an offsetting financial warranty agreement with the Parent. For the effects of derivative instruments on the Company's financial position and performance, see Note 6 - Fair Values of Financial Instruments.

     On October 29, 2002, Main Place entered into a financial warranty agreement with Pioneer Principal Protection Trust, on behalf of its series Pioneer Protected Principal Plus Fund and Pioneer Investment Management, Inc. The trust is an open-ended diversified, registered investment company registered under the Investment Company Act of 1940, as amended. Under the terms of the agreement, Main Place provided a financial warranty to the trust in the amount of up to $180.3 million in order to ensure that the trust is able to redeem all of the outstanding shares of the series on the maturity date, as defined in the financial warranty agreement. The last day upon which the financial warranty may be drawn is January 8, 2010.

     On December 20, 2002, Main Place entered into a financial warranty agreement with the Parent. Under the terms of this agreement, the Parent provided a financial warranty in favor of Main Place in the amount of up to $180.3 million, corresponding to Main Place's obligations under the financial warranty in favor of Pioneer Principal Protection Trust, on behalf of its series, Pioneer Protected Principal Plus Fund.

     On November 1, 2002, Main Place entered into a financial warranty agreement with Merrill Lynch Principal Protected Trust, on behalf of its series Merrill Lynch Fundamental Growth Principal Protected Fund and Merrill Lynch Investment Managers, L.P. The trust is an open-ended diversified, registered investment company registered under the Investment Company Act of 1940, as amended. Under the terms of the agreement, Main Place provided a financial warranty in the amount of up to $265.9 million in order to ensure that the trust is able to redeem all of the outstanding shares of the series on the maturity date, as defined in the financial warranty agreement. The last day upon which the financial warranty may be drawn is December 1, 2009.

     On November 13, 2002, Main Place entered into a financial warranty agreement with the Parent. Under the terms of this agreement, the Parent provided a financial warranty in favor of Main Place in the amount of up to $265.9 million, corresponding to Main Place's obligations under the financial warranty in favor of Merrill Lynch Principal Protected Trust, on behalf of its series, Merrill Lynch Fundamental Growth Principal Protected Fund.

     On November 1, 2002, Main Place also entered into a financial warranty agreement with Merrill Lynch Principal Protected Trust, on behalf of its series, Merrill Lynch Basic Value Principal Protected Fund and Fund Asset Management, L.P. The trust is an open-ended diversified, registered investment company registered under the Investment Company Act of 1940, as amended. Under the terms of the agreement, Main Place provided a financial warranty in the amount of up to $335.8 million in order to ensure that the trust is able to redeem all of the

Main Place Funding, LLC
Notes to Financial Statements
For the Years Ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

     outstanding shares of the series on the maturity date, as defined in the financial warranty agreement. The last day upon which the financial warranty may be drawn is December 1, 2009.

     On November 13, 2002, Main Place also entered into a financial warranty agreement with the Parent. Under the terms of this agreement, the Parent provided a financial warranty in favor of Main Place in the amount of up to $335.8 million, corresponding to Main Place's obligations under the financial warranty in favor of Merrill Lynch Principal Protected Trust, on behalf of its series, Merrill Lynch Basic Value Principal Protected Fund.

     Main Place structures these financial warranties to include investment constraints and certain pre-defined triggers that would require the underlying assets or portfolio of the relevant trust to be liquidated and invested in zero-coupon bonds that mature at a preset future date. Main Place is required to fund any shortfall at the preset future date between the value of the trust's assets and a preset amount. These financial warranties are booked as derivatives and marked to market in the trading portfolio. Main Place has never made a payment to fund any shortfall amount under these products. Management's estimate of the potential liability is included in the derivative asset and liability line items on the balance sheet.

     On February 15, 2006, BlackRock, Inc. & Merrill Lynch agreed to merge their investment management businesses. As part of the merger with BlackRock, the Merrill Lynch Principal Protected Trust Agreements became the BlackRock Principal Protected Trust Agreements on September 29, 2006 when the merger was completed.

4.   Affiliate Transactions

     Main Place maintains its cash and cash equivalent accounts with the Parent. Main Place had $1.1 billion and $971.4 million of time deposits placed with the Parent at December 31, 2008 and 2007, respectively. Interest income on time deposits placed with the Parent for the years ended December 31, 2008 and 2007 was $18.5 million and $255.8 million, respectively.

     The Parent pays for substantially all general and administrative expenses incurred by the Company, including but not limited to compensation and incentive benefits and office overhead. The Parent charged the Company a management fee of $100 thousand in both 2008 and 2007 to reflect the charge for their services and, these amounts are included in other general and operating expenses.

     As described more fully in Note 3, the Parent has entered into financial warranty agreements with Main Place. Under the terms of these agreements, the Parent provides financial warranties in favor of Main Place, where the maximum obligation under the financial warranties is $782.0 million, which corresponds with Main Place's obligations under financial warranty agreements in favor of third parties.

     Accrued expenses due to affiliates at December 31, 2008 and 2007 were $13.8 million and $106.6 million, respectively, primarily reflecting income taxes due to the Parent.

5.   Income Taxes

     The Internal Revenue Service (IRS) has completed the examination phase of the Corporation's federal income tax returns for the years 2000 through 2002 and issued Revenue Agent's Reports (RAR) to the Corporation. The Company is included in the Corporation's federal income tax returns. Included in these RARs were several proposed adjustments that were protested to the Appeals office of the IRS. Management expects conclusion of these examinations within the next twelve months. The resolution of the proposed adjustments is not expected to impact the Company's Statement of Financial Position. However, final determination of the audit or changes

Main Place Funding, LLC
Notes to Financial Statements
For the Years Ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

     in the estimate may result in future income tax expense or benefit to the Company. The Corporation's federal income tax returns, which included the Company, for the years 2003 through 2005 remain under examination by the IRS. Management does not expect these matters to be concluded within the next twelve months. All tax years subsequent to the above years remain open to examination.

     At December 31, 2008 and December 31, 2007, the Company had no unrecognized tax benefits (UTB). During the year ended December 31, 2008 there were no increases, decreases, settlements or expirations of statute of limitations affecting the UTB balance. At December 31, 2008 and December 31, 2007, the Company had no accrual for interest and penalties that related to income taxes, nor did it recognize interest or penalties within income tax expense during the year ended December 31, 2008.

     The components of income tax for the years ended December 31, 2008 and 2007 are as follows (dollars in thousands):

                                                       2008        2007
                                                     -------     --------
     Current - expense (benefit)
      Federal                                        $ 5,389     $ 92,169
      State                                            2,565       (7,027)
                                                     -------     --------
     Total income tax expense (benefit)              $ 7,954     $ 85,142
                                                     =======     ========

     A reconciliation of the expected federal income tax expense using the federal statutory rate of 35 percent to the actual income tax expense for the years ended December 31, 2008 and 2007 are as follows (dollars in thousands):

                                                       2008        2007
                                                     -------     --------
     Expected federal tax expense                    $ 6,287     $ 89,370
     Increase (decrease) in taxes resulting from:
      State tax expense (benefit), net of federal      1,667       (4,567)
      Other                                                -          339
                                                     -------     --------
     Total income tax expense                        $ 7,954     $ 85,142
                                                     =======     ========

     Main Place had no deferred tax assets or liabilities as of December 31, 2008 and December 31, 2007.

     Current federal taxes payable to the Corporation, inclusive of current state taxes payable to the Parent, was approximately $13.8 million and $106.6 million at December 31, 2008 and 2007, respectively, which are included in accrued expenses due to affiliates on the accompanying balance sheets.

6.   Fair Values of Financial Instruments

     SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Main Place Funding, LLC
Notes to Financial Statements
For the Years Ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

     Level 1 Quoted prices in active markets for identical assets or liabilities.

     Level 2 Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

     Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

     Main Place's derivative assets and liabilities are measured at fair value on a recurring basis using significant unobservable inputs and are therefore classified as Level 3 measurements. Management calculates the fair value of the derivative assets and liabilities as the present value of the estimated future cash flows to be exchanged under the financial warranty agreements. These fees are calculated based on the net asset value of the aforementioned funds as of December 31, 2008.

     The table below presents a reconciliation of changes in fair value of derivative instruments for the twelve months ended December 31, 2008.

Level 3 Fair Value Measurements Twelve Months Ended December 31, 2008)
================================================================================

                                                   Derivative   Derivative
(Dollars in thousands)                               Assets     Liabilities
================================================================================
Balance, January 1, 2008                            $ 3,794      $ (2,854)
  Included in earnings (1)                            1,857        (2,128)
  Purchases, issuances, and settlements              (1,627)        1,223
--------------------------------------------------------------------------------
        Balance, December 31, 2008                  $ 4,024      $ (3,759)
================================================================================
Changes in unrealized gains or losses
 associated with assets still held for the three
 months ended December 31, 2008 (1)                 $ 1,857      $ (2,125)
================================================================================

(1) Total gains or losses and unrealized gains or losses are recorded in trading losses.

     Short-Term Financial Instruments
     The carrying value of short-term financial instruments, including cash and cash equivalents, accounts receivable from and accrued expenses due to affiliates and interest receivable approximates the fair value. These financial instruments generally expose Main Place to limited credit risk, have no stated maturities or have maturities of less than 90 days and carry interest rates, which approximates fair value.

     Derivatives
     Derivative assets and liabilities are recognized on the balance sheets at estimated fair value, with changes in fair value recorded in the statement of income. The potential future payout to the funds was netted against the present value of the fees to be received from funds. The potential future payment to be received from the Parent was netted against the present value of the fees to be paid to the Parent.

Main Place Funding, LLC
Notes to Financial Statements
For the Years Ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

7.   Subsequent Events

     Impact of Merrill Lynch & Co., Inc. Acquisition
     In September 2008, the Corporation announced an agreement to acquire Merrill Lynch & Co., Inc. (Merrill Lynch) in an all-stock transaction. Included in this acquisition is Merrill Lynch's approximately 49 percent interest in BlackRock, Inc. (BlackRock), a publicly traded investment management company that manages the BlackRock Fundamental Growth Principal Protected Fund and the BlackRock Basic Value Principal Protected Fund. As discussed in Note 3, Main Place has entered into financial warranty agreements with BlackRock Principal Protected Trust on behalf of each those funds. The acquisition of Merrill Lynch closed in January 2009 and will not impact the accounting for financial warranty agreements with BlackRock Principal Protected Trust on behalf of the BlackRock Fundamental Growth Principal Protected Fund and the BlackRock Basic Value Principal Protected Fund.

     In connection with the integration process, four Merrill Lynch financial warranty agreements were identified as being materially comparable to existing guarantees issued by Main Place. Management intends to transfer these contracts to Main Place prior to March 31, 2009. This transfer is integral to the broader integration and merger of Merrill Lynch into the Corporation.